As filed with the Securities and Exchange Commission on July 14, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Universal Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	65-0231984
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Universal Insurance Holdings, Inc.

1110 W. Commercial Blvd.

Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices, Zip Code)

Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Stephen J. Donaghy

Chief Executive Officer

Universal Insurance Holdings, Inc.

1110 W. Commercial Blvd.

Fort Lauderdale, Florida 33309

(954) 958-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Thomas J. Kim

Gibson, Dunn & Crutcher, LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036

(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, $0.01 par value per share:	1,835,000	$13.31	$24,423,850	$2,664.64

(1)

In addition to the number of shares of common stock, par value $0.01 per share (the “Common Stock”) of Universal Insurance Holdings, Inc. (the “Registrant”) set forth in the above table, this Registration Statement on Form S-8 (this “Registration Statement”) covers an indeterminate number of options and other rights to acquire Common Stock, to be granted pursuant to the Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also shall cover any additional shares of Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based upon the average of the high and low prices of a share of Common Stock reported on the New York Stock Exchange on July 8, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on February 26, 2021;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 filed with the Commission on April 30, 2021;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on March 9, 2021, May 28, 2021, and June 14, 2021; and

(d)

the Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 2, 2020, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of him or her being a director or officer of the corporation if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provision. The Registrant’s charter provides that, pursuant to the DGCL, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. This provision in the charter does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article VII of the Registrant’s charter provides that the Registrant will indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection therewith, if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provision. The Registrant also has directors’ and officers’ liability insurance.

The Registrant has entered into indemnification agreements with each of its directors and certain of its executive officers. Pursuant to each indemnification agreement, and subject to the exceptions and limitations provided therein, the Registrant has agreed to indemnify and hold harmless such director or executive officer to the fullest extent permitted by law against any and all liabilities and expenses in connection with any proceeding to which such director or officer was, is or becomes a party arising out of his services as an officer, director, employee, agent or fiduciary of the Registrant or its subsidiaries.

The Registrant has been advised that, in the opinion of the Commission, insofar as a provision in the Registrant’s charter may be invoked for indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Under the 2021 Plan, each person who is or shall have been a member of the Registrant’s board of directors, or a committee appointed by the Registrant’s board of directors, or an officer or employee of the Registrant to whom authority was delegated in accordance with the 2021 Plan will be indemnified and held harmless by the Registrant against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the 2021 Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Registrant’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Registrant an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Registrant’s charter or bylaws, conferred in a separate agreement with the Registrant, as a matter of law, or otherwise, or any power that the Registrant may have to indemnify them or hold them harmless.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions,

or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on February 24, 2017 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Universal Insurance Holdings, Inc. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 19, 2017 and incorporated herein by reference).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

15.1*	Accountants’ Acknowledgement (Plante & Moran, PLLC).

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm (Plante & Moran, PLLC).

24.1*	Power of Attorney (included on signature pages to this Registration Statement).

99.1	Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan (filed as Appendix A to the Company’s Definitive Proxy Statement filed on April 29, 2021).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on July 14, 2021.

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Stephen J. Donaghy
Name:	Stephen J. Donaghy
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen J. Donaghy and Frank C. Wilcox, or either of them, severally, the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2021.

Signature	Title

/s/ Sean P. Downes Sean P. Downes	Executive Chairman

/s/ Stephen J. Donaghy Stephen J. Donaghy	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Frank C. Wilcox Frank C. Wilcox	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Scott P. Callahan Scott P. Callahan	Director

/s/ Kimberly D. Campos Kimberly D. Campos	Director, Chief Information Officer and Chief Administration Officer

/s/ Marlene M. Gordon Marlene M. Gordon	Director

/s/ Richard D. Peterson Richard D. Peterson	Director

Signature	Title

/s/ Michael A. Pietrangelo Michael A. Pietrangelo	Director

/s/ Ozzie A. Schindler Ozzie A. Schindler	Director

/s/ Jon W. Springer Jon W. Springer	Director

/s/ Joel M. Wilentz, M.D. Joel M. Wilentz, M.D.	Director